As filed with the Securities and Exchange Commission on January 24, 2022
Registration No. 333-88052
Registration No. 333-88844
Registration No. 333-152546

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-88052
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-88844
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-152546

Under
The Securities Act of 1933

Chico’s FAS, Inc. (Exact name of registrant as specified in its charter)

Florida	59-2389435
(State or other jurisdiction of incorporation or organization) 11215 Metro Parkway Fort Myers, Florida (Address of Principal Executive Offices)	(I.R.S. Employer Identification No.) 33966 (Zip Code)

Chico’s FAS, Inc. Second Amended and Restated 2002 Employee Stock Purchase Plan
Amended and Restated Chico’s FAS, Inc. 2002 Omnibus Stock and Incentive Plan
(Full title of the plan)

Molly Langenstein
Chief Executive Officer and President
Chico’s FAS, Inc.
11215 Metro Parkway
Fort Myers, Florida 33966
(239) 277-6200
(Name, address and telephone number,
including area code, of agent for service)

Copies To:
Patrick J. Guido
Executive Vice President and Chief Financial Officer
Chico’s FAS, Inc.
11215 Metro Parkway
Fort Myers, Florida 33966
(239) 277-6200

and

Susan S. Ancarrow, Esq.
Troutman Pepper Hamilton Sanders LLP
1001 Haxall Point
Richmond, Virginia 23219
(804) 697-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
Deregistration of Unsold Shares

These Post-Effective Amendments No. 1 (the “Post-Effective Amendments”) relate to and amend the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by Chico’s FAS, Inc. (the “Company”), which have been filed with the Securities and Exchange Commission (the “Commission”):

•Registration Statement No. 333-88052, filed with the Commission on May 10, 2002, pertaining to the registration of 1,000,000 shares (as adjusted by subsequent corporate actions, including stock splits, effective after the effective date of such Registration Statement) of common stock, par value $0.01 per share (the “Common Stock”) of the Company for issuance pursuant to the Chico’s FAS, Inc. 2002 Employee Stock Purchase Plan, subsequently amended and restated as the Chico’s FAS, Inc. Second Amended and Restated 2002 Employee Stock Purchase Plan.

•Registration Statement No. 333-88844, filed with the Commission on May 22, 2002, and Registration Statement No. 333-152546, filed with the Commission on July 25, 2008, pertaining to the registration of 2,750,000 shares and 10,000,000 shares, respectively (in each case as adjusted by subsequent corporate actions, including stock splits, effective after the effective date of such Registration Statement), of Common Stock of the Company for issuance pursuant to the Chico’s FAS, Inc. 2002 Omnibus Stock and Incentive Plan, subsequently amended and restated as the Amended and Restated Chico’s FAS, Inc. 2002 Omnibus Stock and Incentive Plan.

The Company has terminated any offering of its Common Stock pursuant to the Registration Statements. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the Common Stock that had been registered for issuance that remains unsold or unissued at the termination of the respective offerings, these Post-Effective Amendments hereby amend the Registration Statements to deregister all shares of Common Stock that were previously registered and that remain unsold or unissued under the Registration Statements as of the date of these Post-Effective Amendments.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fort Myers, State of Florida, on the date or dates indicated below.

CHICO’S FAS, INC. (Registrant)

January 24, 2022	By: /s/ Molly Langenstein
Molly Langenstein
Chief Executive Officer, President and Director

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ Molly Langenstein Molly Langenstein	Chief Executive Officer, President and Director (Principal Executive Officer)	January 24, 2022
/s/ Patrick J. Guido Patrick J. Guido	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	January 24, 2022
/s/ David M. Oliver David M. Oliver	Senior Vice President Finance – Controller and Chief Accounting Officer (Controller and Principal Accounting Officer)	January 24, 2022
/s/ Bonnie R. Brooks Bonnie R. Brooks	Executive Chair of the Board	January 24, 2022
/s/ Janice L. Fields Janice L. Fields	Director	January 24, 2022
/s/ Deborah L. Kerr Deborah L. Kerr	Director	January 24, 2022
/s/ John J. Mahoney John J. Mahoney	Director	January 24, 2022
/s/ Kevin Mansell Kevin Mansell	Lead Independent Director	January 24, 2022
/s/ Kim Roy Kim Roy	Director	January 24, 2022
/s/ David F. Walker David F. Walker	Director	January 24, 2022
/s/ Stephen E. Watson Stephen E. Watson	Director	January 24, 2022